Exhibit 10.3

SECOND AMENDMENT

TO EMPLOYMENT AGREEMENT

SECOND AMENDMENT, dated as of December 3, 2008 (this “Second Amendment”) to the Employment Agreement (the “Employment Agreement”) between and among Anthony Wilson (“Executive”), Protection One, Inc., a Delaware corporation, Security Monitoring Services, Inc. (d/b/a CMS) a Florida corporation (the “Company”), and Protection One Alarm Monitoring, Inc., a Delaware corporation, dated as of July 23, 2004, as amended by the First Amendment to Employment Agreement dated as of February 8, 2005 (the “First Amendment”).  This Second Amendment shall become effective upon the date of hereof (the “Effective Date”).

W I T N E S S E T H :

WHEREAS, Section 22 of the Employment Agreement provides that any modification of any provision of the Employment Agreement shall be valid only if made in writing and signed by Executive and a duly authorized officer of the Company; and

WHEREAS, the parties hereto desire to amend certain provisions of the Employment Agreement as more fully set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the agreements herein, the parties hereto agree as follows:

1.               Amendments.

(a)          Section 4(b) of the Employment Agreement is hereby amended by adding to the end of such section:  “Such bonus shall be paid, if earned, no later than March 15 of the calendar year immediately following the calendar year to which such bonus relates.”

(b)         Section 5(a)(A)(III) of the Employment Agreement is hereby removed in its entirety.

(c)          Section 5(a)(C) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“(C)  the Company shall continue, for a period of one (1) year (or two (2) years in the event Executive is entitled to payments under Sections 5(a)(B)(x) and (y)) following Executive’s Date of Termination, to provide Executive (and Executive’s dependents, if applicable) with substantially similar levels of medical, dental, and life insurance benefits upon substantially similar terms and conditions as Executive would have been entitled to receive if he had continued in employment; provided, that, if Executive cannot continue to participate in the Company benefit plans providing such benefits, the Company shall provide a monthly cash payment over the same one (1) year period (or two (2) years in the event Executive is entitled to payments under Sections 5(a)(B)(x) and (y)) to reimburse Executive for the cost of premiums comparable to those that would be required to receive such benefits on a substantially similar basis, plus the amount of any conversion fees required to convert from group coverage to individual coverage under the Company’s existing benefit plans (the “Benefits Monthly Payments”).  In the event Executive cannot continue to participate in the Company benefit plans providing such benefits, Executive shall present the Company with one or more benefit plans that Executive has obtained or intends to obtain that provide benefits on a substantially similar basis as the benefits provided to Executive prior to the Date of Termination (and acknowledgment from the provider of such benefit plans that such benefit plans have been or can be obtained by Executive on those terms, including, without limitation, at least substantially similar scope of coverage, substantially similar deductibles and substantially similar co-payments), then the Benefits Monthly Payment shall be made based on the premiums plus any other administrative fees (except co-payments) charged by the company offering such plans.  If it is determined by the Company that any portion of the Benefits Monthly Payment constitutes taxable wages for federal income and/or employment tax purposes, the Company agrees to pay Executive an additional amount (the “Benefits Gross-Up Payment”) such that the net amount retained by Executive from the Benefits Monthly Payment and the Benefits Gross-Up Payment, after reduction for any federal, state and local income and employment taxes on the Benefits Monthly Payment and the Benefits Gross-Up Payment, shall equal the Benefits Monthly Payment.  Notwithstanding the foregoing, in the event Executive becomes reemployed with another employer and becomes eligible to receive benefits from such employer, the benefits described herein shall be secondary to such benefits during the period of Executive’s eligibility, but only to the extent that the Company reimburses Executive for any increased cost and provides any additional benefits necessary to give Executive the benefits provided hereunder; and”

(d)   Section 5(a)(D) is hereby amended by adding to the end of such section “; provided that in no circumstance shall such Award be exercisable later than the earlier of the latest date such award could have expired by its original terms under any circumstances or the 10th anniversary of the original date of grant of such Award.”

(e)          New Section 5(c) is hereby added to read as follows:

“(c)  Section 409A.  Notwithstanding the timing of any payments pursuant to Section 5 of this Agreement, if the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:

(A)    With regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death (the “Delay Period”) to the extent required under Code Section 409A.  Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(B)               To the extent any benefits provided during the first six months after Executive’s termination are considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, Executive shall pay the cost of such benefits during the first six months following termination and shall be reimbursed, to the extent such costs would otherwise have been paid by the Company or to the extent such benefits would otherwise have been provided by the Company at no cost to the Executive, the cost of such coverage six months after Executive’s termination.

(f)                  New Section 26 is hereby added to read as follows:

“26. Section 409A.  Notwithstanding anything to the contrary in this Agreement,

(a) to the extent Executive is entitled to the reimbursement of any expenses or in-kind benefits under this Agreement that the Company determines constitutes taxable income to the Executive, (X) the amount of expenses eligible for reimbursement, or the in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, (Y) such reimbursement will be made on or before the last day of the calendar year immediately following the calendar year in which such expense was incurred, and (Z) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(b) to the extent any provision of this Agreement provides Executive with a tax gross-up payment for any taxes that Executive may incur as a result of such benefits provided hereunder (a “Tax Gross-Up Payment”), such Tax Gross-Up Payment will be made by the end of the calendar year next following the calendar year in which the Executive remits the related taxes.

(c) the right to any additional Tax Gross-Up Payment that Executive may be entitled to under this Agreement due to a tax audit or litigation addressing the existence or amount of the tax liability underlying the Tax Gross-Up Payment will be made by the end of the calendar year following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or, where as a result of such audit or litigation no taxes are remitted, the end of the calendar year following the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.

(d) For purposes of Code Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

(e)  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

(f)  In no event shall any payments under this Agreement that constitute “deferred compensation” for purposes of Code Section 409A be offset by any other payment, pursuant to this Agreement or otherwise.

2.     GOVERNING LAW; VALIDITY.  THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS FIRST AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE PRINCIPLE OF CONFLICTS OF LAWS.  THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS FIRST AMENDMENT SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS FIRST AMENDMENT, WHICH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT.

3.     Full force and effect of Employment Agreement.  Except as specifically modified herein, all other provisions of the Employment Agreement shall remain in full force and effect in accordance with its terms.  All references in the Employment Agreement to “this Agreement” shall be deemed to refer to the Employment Agreement as amended by this Second Amendment.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the Company, Protection One Alarm Monitoring, Inc. and Security Monitoring Services, Inc. has caused this Agreement to be executed by a duly authorized representative, and Executive has executed this Agreement as of the day and year first above written.

PROTECTION ONE, INC.

By:	/s/ J. Eric Griffin
Name: J. Eric Griffin
Title: Secretary

PROTECTION ONE ALARM MONITORING, INC.

By:	/s/ J. Eric Griffin
Name: J. Eric Griffin
Title: Secretary

SECURITY MONITORING SERVICES, INC.

By:	/s/ J. Eric Griffin
Name: J. Eric Griffin
Title: Secretary

/s/ Anthony Wilson
Anthony Wilson